Exhibit 99.1

SNB Bancshares, Inc. Announces Completion of Bank of Gray Merger and Corporate Name Change

MACON, GA – May 30, 2003—SNB Bancshares, Inc. (NASDAQ: SNBJ) announced today that it has completed its merger with the Bank of Gray. Under the terms of the merger agreement, Bank of Gray shareholders received 1,571,000 shares of SNB Bancshares, Inc. stock and $15,000,000 in cash. The Company now has 5,001,734 shares outstanding. At the Company’s annual meeting yesterday, shareholders approved the merger, approved changing the name of the Company to Security Bank Corporation and elected four directors.

Rett Walker, President and CEO, stated, “We are very pleased to have the Bank of Gray directors, officers and staff joining our team. Both of our organizations are built on excellent customer service and we look forward to providing even greater service and convenience to our customers as a result of this transaction. The combination of these two successful and respected organizations will provide more locations, more services and more banking options for our customers than any other community banking organization in our markets; while we remain more agile and customer friendly than our ‘mega-bank’ competition. This combination of service, products, delivery systems and ‘can-do’ mind-set makes us a leader in the markets we occupy.”

SNB Bancshares, Inc.’s shareholders approved changing the Company’s name to Security Bank Corporation. Walker remarked, “We believe the name change to Security Bank Corporation will help us better leverage the Security Bank brand.” In connection with its name change, the Company will change its ticker symbol on the NASDAQ National Market System to “SBKC.” The Company anticipates that the name change and symbol change will be completed no later than mid-June.

The Company also announced the election of four directors to three-year terms, expiring at the Company’s annual meeting in 2006: Robert C. Ham, Robert T. Mullis, H. Cullen Talton, Jr. and Joe E. Timberlake, III.

About SNB Bancshares, Inc.

SNB Bancshares, Inc. is a multi-bank holding company whose wholly owned subsidiaries include Security Bank of Bibb County, Macon, Georgia, Security Bank of Jones County, Gray, Georgia, and Security Bank of Houston County in Perry and Warner Robins, Georgia. Fairfield Financial Services, Inc. is a wholly owned subsidiary of Security Bank of Bibb County. SNB Bancshares, Inc. has 12 banking offices in the Middle Georgia market, one banking office in Brunswick, plus mortgage lending departments in Macon, Warner Robins, Rincon, Richmond Hill, St. Simons, Fayetteville, and Columbus. The three banks are active in retail banking, small business, consumer, and commercial lending, while the mortgage subsidiary makes home loans to individuals and construction and development loans to the real estate industry.

Questions about SNB Bancshares, Inc. should be directed to Rett Walker at 478-722-6220, Jim McLemore at 478-722-6243 or Richard Collinsworth at (478) 722-6216.